CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-264079, 333-262683, 333-259625, 333-254677, 333-238741, 333-233899, 333-231432, 333-229203 and 333-229428) and the Registration Statement on Form S-8 (No. 333-262188) of our report dated July 14, 2022 (which report expresses an unqualified opinion and includes an explanatory paragraph related to The Alkaline Water Company Inc.'s ability to continue as a going concern), relating to our audit of the consolidated financial statements of The Alkaline Water Company Inc. appearing in this Annual Report on Form 10-K for the year ended March 31, 2022.

/s/ Prager Metis CPAs, LLC

Basking Ridge, New Jersey

July 14, 2022